Exhibit 10.1

AMENDMENT NO. 5

TO THE

DIRECTOR COMPENSATION PROGRAM UNDER

THE INTERMEC, INC. 2008 OMNIBUS INCENTIVE PLAN

The Director Compensation Program under the Intermec, Inc. 2008 Omnibus Incentive Plan (the “Program”) is hereby amended as follows:

1.	A new paragraph (f) will be added to Section 2, which will be renamed Option Grants (Grants Prior to 2012):

(f)	No Options will be granted under the Program after 2011.

2.	A new paragraph (d) will be added to Section 3, which will be renamed Restricted Deferred Stock Unit Grants (Grants Prior to 2012):

(d)	No restricted deferred stock unit awards will be granted under the Program after 2011.

3.	A new Section 4, entitled Restricted Stock Unit Grants (Grants After 2011), will be added after Section 3, and the subsequent Sections shall be renumbered accordingly:

(a)	Timing and Number of Restricted Stock Units

Immediately after the 2012 Annual Meeting of Stockholders, and at each Annual Meeting of Stockholders thereafter, each Director shall automatically be granted restricted stock units (“RSUs”) with a value of $100,000 (“RSU Value”), based on the Fair Market Value of the Common Stock on the Grant Date, with any fractional share rounded to the nearest whole share (0.5 to be rounded up) (each, an “Annual RSU Award”); provided, that any person who becomes a Director at any time of the year other than the date of the Annual Meeting of Stockholders shall automatically be granted RSUs equal to a pro rata portion of the RSU Value, based on the time remaining in the one-year period following the date of the previous Annual Meeting of Stockholders, such grant to be effective on the date he or she becomes a Director and based on the Fair Market Value of the Common Stock on the Grant Date, with any fractional share rounded to the nearest whole share (0.5 to be rounded up) (a “Mid-Term RSU Award”).

(b)	Voluntary Deferrals of Restricted Stock Units

All shares of Common Stock under RSU Awards that Directors are entitled to receive under the Program may be deferred into and shall be subject to the terms and conditions of the Deferred Compensation Plan, provided that the deferral election requirements of the Deferred Compensation Plan are met.

(c)	Vesting of Restricted Stock Units

RSU Awards granted under the Program shall vest as follows:

(i) Annual RSU Awards shall vest in four equal installments (subject to adjustment for fractional shares as set forth below), with 25% of such Annual RSU Awards vesting on the first day of the calendar quarter that begins after the Annual Meeting of Stockholders occurs at which the Annual RSU Awards were granted and an additional 25% vesting on the first day of each of the three calendar quarters thereafter.

(ii) A Mid-Term RSU Award granted to a Director who commences service on the Board on or after January 1 of a calendar year but before the Annual Meeting of Stockholders for such calendar year will fully vest on the date of the Annual Meeting of Stockholders for such year.

(iii) A Mid-Term RSU Award granted to a Director who commences service on the Board after the Annual Meeting of Stockholders for a calendar year but before the end of the calendar year in which such Annual Meeting of Stockholders occurs will vest proportionately in accordance with the number of vesting dates remaining, as set forth in (i) above.

(iv) In all cases, a Director’s continued service on the Board is required through each vesting date; provided, that unvested RSU Awards shall become fully vested in the event of a Director’s Termination of Service by reason of death or a Change of Control. In the event a Director ceases service on the Board prior to the vesting of his or her RSU Awards, such unvested RSU Awards shall automatically be forfeited to the Company. Vesting shall occur with respect to whole shares of Common Stock only, with any fractional shares carried forward to the final vesting date for a particular RSU Award.

(d)	Form and Timing of Payment of Restricted Stock Units

(i) Subject to the terms of a deferral election made by a Director pursuant to Paragraph 4(b) hereof, upon full vesting of an Annual RSU Award or a Mid-Term RSU Award granted pursuant to Paragraph 4(c)(iii) above, such vested RSU Award shall be settled in shares of Common Stock upon the earlier to occur of the following (each, a “Settlement Date”): (A) the one-year anniversary of the Grant Date of the RSU Award (or with respect to a Mid-Term RSU Award granted pursuant to Paragraph 4(c)(iii), the one-year anniversary of the Grant Date of the most recently granted Annual RSU Awards) (provided that if such Settlement Date is not a business date, the Settlement Date shall be the immediately preceding business date) and (B) a Change of Control, provided such Change of Control also constitutes a “change in control” event within the meaning of Section 409A. Issuance of such shares shall occur within 30 days of the Settlement Date.

In the event a Change of Control is not a “change in control” event within the meaning of Section 409A, RSU Awards that are outstanding immediately prior to the effective date of such Change of Control shall remain an outstanding obligation of the Company or the Successor Company, as the case may be, and will be converted into a contractual right to receive a cash payment (a “Cash Payment Right”) in an amount equal to the Fair Market Value of the shares of Common Stock subject to the RSU Awards on the effective date of the Change of Control. After such conversion, no interest or dividend equivalents will be accrued, credited or paid with respect to a Cash Payment Right. The Cash Payment Right will be paid in accordance with the same schedule set forth in this Paragraph 4(d)(i) hereof, as applicable, with respect to RSU Awards.

(ii) Subject to the terms of a deferral election made by a Director pursuant to Paragraph 4(b) hereof, upon full vesting of a Mid-Term RSU Award granted pursuant to Paragraph 4(c)(ii) above, such vested RSU Award shall be settled in shares of Common Stock on the vesting date for such Mid-Term RSU Award, or if earlier, upon the Director’s Termination of Service by reason of death or a Change of Control. Issuance of such shares shall occur within 30 days thereof.

4.	The following sentence will be added to the end of renumbered Section 6, entitled Change of Control:

Upon a Change of Control, RSU Awards shall be treated as set forth in Paragraphs 4(c) and 4(d) of the Program.

In all other respects, the Program is hereby ratified and confirmed. The effective date of this amendment is January 19, 2012. Management of the Company is authorized and directed to reflect this amendment in an amendment and restatement of the Plan, incorporating such additional conforming and administrative changes as they may deem reasonable and appropriate to reflect the purpose and intent of the amendment.